Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated August 13, 2020

Relating to Preliminary Prospectus Supplement dated August 12, 2020
Registration Statement No. 333-233799

Registration Statement No. 333-244803

QVC, INC.

$500,000,000 4.375% SENIOR SECURED NOTES DUE 2028

FINAL TERM SHEET
August 13, 2020

Issuer:	QVC, Inc.

Guarantors:	Affiliate Investment, Inc.
Affiliate Relations Holdings, Inc.
AMI 2, Inc.
AST Sub, Inc.
ER Marks, Inc.
Home Shopping Network En Espanol, L.L.C.
Home Shopping Network En Espanol, L.P.
H.O.T. Networks Holdings (Delaware) LLC
HSN, Inc.
HSNi, LLC
HSN Holding LLC
HSN of Nevada LLC
Ingenious Designs LLC
NLG Merger Corp.
QVC Deutschland GP, Inc.
QVC Rocky Mount, Inc.
QVC San Antonio, LLC
QVC Global Holdings I, Inc.
QVC Global Holdings II, Inc.
Ventana Television Holdings, Inc.
Ventana Television, Inc.

Securities:	4.375% Senior Secured Notes due 2028 (the “Notes”)

Type:	SEC Registered

Size:	$500,000,000

Maturity:	September 1, 2028

Coupon (Interest Rate):	4.375%, paid semiannually in arrears

Interest Payment Dates:	March 1 and September 1 of each year, commencing March 1, 2021. Interest on the Notes will accrue from August 20, 2020.

Redemption Provision:	The notes will be redeemable at the Issuer’s election, in whole or in part at any time upon not less than 15 nor more than 60 days’ notice. The redemption price for the notes that are redeemed before the date that is three months prior to maturity of the notes will be equal to the greater of: (i) 100% of the aggregate principal amount of the notes to be redeemed, or (ii) as determined by an Independent Investment Banker, the sum of the present values of (a) the remaining scheduled payments of principal and (b) all required interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) to the date that is three months prior to maturity discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, plus, in either of (i) or (ii) above, accrued and unpaid interest to the date of redemption on the notes to be redeemed. The redemption price for the notes that are redeemed on or after the date that is three months prior to the maturity date will be equal to 100% of the aggregate principal amount of the notes to be redeemed plus accrued and unpaid interest thereon, if any, to the date of redemption, and will not include a “make-whole” premium.

Price to Public:	100.000% plus accrued interest, if any, from August 20, 2020

Trade Date:	August 13, 2020

Settlement Date*:	August 20, 2020

Issue Ratings	Ba2/BB+/BBB-
(Moody’s/S&P/Fitch)**:

Lead Book-Running Managers:	BofA Securities, Inc.
J.P. Morgan Securities LLC

Joint Book-running Managers:	BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
TD Securities (USA) LLC
Truist Securities, Inc.

Senior Co-Managers:	Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
UBS Securities LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

CUSIP/ISIN:	747262AZ6 / US747262AZ65

*Note: Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Terms used but not defined herein shall have the meanings set forth in the issuer’s preliminary prospectus supplement dated August 12, 2020.

Other information (including financial information) presented in the preliminary prospectus supplement is deemed to have changed to the extent affected by the information contained herein.

The issuer has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, BofA Securities can arrange to send you the prospectus supplement and prospectus if you request it by calling or e-mailing BofA Securities at 1-800-294-1322 or dg.prospectus_requests@bofa.com.

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